EXHIBIT 3.53

CERTIFICATE OF AMENDMENT

TO ARTICLES OF

THE STOLLE CORPORATION

Ralph J. Stolle, President and V. L. Kattau, Secretary of The Stolle Corporation, an Ohio corporation with its principal office located at 1900 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio, do hereby verify that in a writing signed under the provisions of Section 1701.04 of the Revised Code by all of the shareholders who would be entitled to a notice of a meeting, held for such purpose the following resolution was adopted to amend the Articles.
RESOLVED, that Article Second of the Articles of Incorporation of the corporation be and it is hereby amended by resting Article Second thereof in its entirety to read as follows:
“SECOND:  The place in Ohio where its principal office is located is 1900 Fifth Third Center, 511 Walnut Street, Cincinnati, Hamilton County.”

IN WITNESS WHEREOF, said Ralph J. Stolle, President, and V. L. Kattau, Secretary of The Stolle Corporation, acting for an on behalf of said corporation, have hereunto subscribed their names and caused the seal of said corporation to be hereunto affixed this second day of December, 1970.
By:  /s/ Ralph J. Stolle
President

By:  /s/ V. L. Kattau
Secretary